Exhibit 99.1

Contact:

Corporate Communications

435.634.3548

FOR IMMEDIATE RELEASE

Terry Vais to Succeed Alex Marren as ExpressJet Chief Operating Officer; Brad Sheehan named Senior Vice President Operations

ATLANTA, Aug. 21 — SkyWest, Inc. (NASDAQ: SKYW) announced today the selection of Terry Vais as Chief Operating Officer of ExpressJet Airlines, Inc., effective Sept. 9, 2015. He will succeed Alex Marren, who has accepted a promotion as Executive Vice President at Hertz Corporation. As Chief Operating Officer, Vais will oversee ExpressJet’s operations and activities, including Flight Operations, In-Flight operations, Maintenance, and partner relationships.

“Alex assembled an outstanding leadership team that performed immediately and continues to produce solid results,” said SkyWest, Inc. President Chip Childs. “We thank her for her exceptional leadership and wish her the very best as she pursues other ambitions.”

“I’m confident that ExpressJet will continue to perform under Terry’s leadership,” continued Childs. “His track record and expertise have been instrumental in ExpressJet’s improvement over the last two years, and his strong leadership and commitment to ExpressJet’s long-term success will ensure the airline continues to excel.”

Vais’ aviation career spans 25 years and ranges from hub operations to partner relations, network and operational control, most recently serving as ExpressJet’s vice president of Operations, Planning and Support. After serving four years’ active duty in the Marine Corps, Terry held a number of senior-level positions at SkyWest Airlines. Prior to joining ExpressJet in 2008, he was the director of Hub Operations at Los Angeles International Airport. He resides in Newnan, Ga., with his wife.

Additionally, Brad Sheehan, currently ExpressJet’s vice president of Flight Operations, will assume the role of senior vice president of Operations. In this position, he will oversee all of ExpressJet’s Flight Operations, including the airline’s Operations Control Center.

“Brad is an exceptional aviator and dedicated and dynamic professional,” said Vais. “His passion for ExpressJet’s performance, culture and people is established in his 16 years of leadership here and I’m confident he will continue to help us achieve great things in his new role.”

Sheehan brings a diverse and solid leadership experience to his role, and has served as a pilot, program manager, check airman, chief pilot and director of Corporate Safety, Security and Compliance. He has served as vice president of Flight Operations since January 2014. Sheehan holds a degree in Aviation Management from Auburn University. He resides in Atlanta, Ga., with his wife and son.

About ExpressJet Airlines

Headquartered in Atlanta, ExpressJet Airlines, a wholly owned subsidiary of SkyWest, Inc., is a regional airline leader with 8,400 aviation professionals, an average of more than 1,600 daily flights and an all-jet fleet of 332 aircraft. Through capacity purchase agreements, ExpressJet operates as American Eagle, Delta Connection and United Express to serve 187 airports in 40 U.S. states, District of Columbia, Bahamas, Canada, Cayman Islands, Mexico and Turks and Caicos Islands.

About SkyWest, Inc.

SkyWest, Inc. was named one of “America’s Best Employers” by Forbes in 2015 and was Air Transport World’s Regional Airline of the Year in 2014. SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s airline companies provide commercial air service in cities across the United States, Canada, Mexico and the Caribbean with more than 3,500 flights and a fleet of 678 aircraft. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, US Airways, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. SkyWest is headquartered in St. George, Utah, and continues to set the standard for excellence in the regional industry with unmatched value for customers, shareholders and its nearly 20,000 employees.

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